Exhibit 10.26

DINEEQUITY, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL POLICY

1.     Purpose. The DineEquity, Inc. Executive Severance and Change in Control Policy (the “Policy”) is amended and restated effective ___________, to provide severance benefits under specified circumstances to Participants (as defined below) of DineEquity, Inc. or its wholly-owned subsidiaries (collectively the “Corporation”) who are in a position to contribute materially to the success of the Corporation. As consideration for severance benefits under this Policy, the Participant shall release the Corporation from any and all actions, suits, proceedings, claims and demands related to employment with the Corporation and to the termination by signing a waiver and release document in a form provided by the Corporation. Such document shall include a statement that benefits under this Policy are conditioned upon the Corporation's receipt of a signed release.

2.     Definitions.

For purposes of the Policy, the following terms are defined as follows:

a.     Base Salary. “Base Salary” means the fixed annual base salary (excluding bonuses and other benefits) paid to an employee regularly each pay period for performing assigned job responsibilities.

    b.     Cause. “Cause” means, as determined by the Corporation:
(i)    The willful failure by the Participant to substantially perform his or her duties with the Corporation (other than any such failure resulting from the Participant's incapacity due to physical or mental illness);
(ii)    The Participant's willful misconduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise;
(iii)    The Participant's commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of the Participant's duties; or
(iv)    The Participant's conviction or plea of no contest to a felony or a crime of moral turpitude.
For purposes of this subsection b., no act, or failure to act, on the Participant's part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without the reasonable belief that the Participant's action or omission was in the best interest of the Corporation.
    c.     Change in Control. A “Change in Control” shall be deemed to have occurred if:

(i)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation; any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; or any company owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation) is or becomes after the Effective Date the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such person any securities acquired directly from the Corporation or its affiliates) representing 35% or more of the combined voting power of the Corporation's then outstanding securities;
(ii)    during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in subsections (i), (iii) or (iv) of this Section 2.c.) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

(iii)    the consummation of a merger or consolidation of the Corporation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or
(iv)    the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets;
provided, that with respect to any non-qualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in subsection i., ii., iii. or iv. also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) if required in order for the payment not to violate Section 409A of the Code.
    d.     Participant. “Participant” means any employee with the title of vice president or higher who serves as an officer of the Corporation or any other such person in a position to contribute materially to the success of the Corporation that is selected by the Compensation Committee to be eligible for severance benefits under this Policy, other than employees excluded pursuant to Section 4.

    e.     Good Reason. A Participant shall have "Good Reason" to effect a voluntary termination of his or her employment in the event that the Corporation (i) breaches its obligations to pay any salary, benefit or bonus due to him or her, (ii) requires the Participant to relocate more than 50 miles from the Participant's current, principal place of employment, (iii) assigns to the Participant any duties inconsistent with the Participant's position with the Corporation or significantly and adversely alters the nature or status of the Participant's responsibilities or the conditions of the Participant's employment, or (iv) reduces the Participant's Base Salary and/or bonus opportunity, except for across-the-board reductions similarly affecting all management personnel of the Corporation and all management personnel of any corporation or other entity which is in control of the Corporation; and in the event of any of (i), (ii), (iii) or (iv), the Participant has given written notice to the Committee or the Board of Directors as to the details of the basis for such Good Reason within 30 days following the date on which the Participant alleges the event giving rise to such Good Reason occurred, the Corporation has failed to provide a reasonable cure within 30 days after its receipt of such notice and the effective date of the termination for Good Reason occurs within 90 days after the initial existence of the facts or circumstances constituting Good Reason.

    f.     Severance Benefits. “Severance Benefits” means the benefits set forth in Section 5 of this Policy.

    g.     Severance Benefits Subsequent to a Change in Control. “Severance Benefits Subsequent to a Change in Control” means the benefits set forth in Section 6 of this Policy.

3.     Administration. This Policy is administered by the Chief Executive Officer of the Corporation. The Chief Executive Officer has discretion and authority with respect to the administration, interpretation and application of the Policy, except as expressly limited by the terms of the Policy. The Chief Executive Officer must receive approval from the Compensation Committee of the Board of Directors (the “Committee”) in order to authorize severance benefits outside of the terms of this Policy to the employees covered by this Policy.

4.     Participation. Participants who are eligible for severance benefits under this Policy are listed by job title on Exhibit A, which is attached hereto and incorporated by reference herein. Additions to or deletions from the list of Participants shall be reflected in an amendment to Exhibit A to this Policy approved by the Committee. A Participant who is entitled to severance benefits pursuant to a separate severance benefit arrangement, change in control severance agreement, employment agreement or other written agreement with the Corporation shall not be eligible for severance benefits under this Policy whether or not his or her position is listed on Exhibit A.

5.     Severance Benefits. Any Participant whose employment with the Corporation is involuntarily terminated by the Corporation without Cause shall be eligible for Severance Benefits hereunder provided the Participant has returned a signed general release of all claims, substantially in the form attached hereto as Exhibit B (the “Release”), to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws. The Release may be revised from time to time prior to a Change in Control to comply with applicable law or to reflect changes made to the Corporation's standard form of general release of all claims for all Participants. For purposes of this policy, involuntary termination by the Corporation shall mean a separation from service within the meaning of

Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, which separation is initiated by the Corporation.

a.    Payment Amount. The severance pay (“Severance Pay”) to which a Participant is eligible pursuant to this Section 5 shall be (i) a payment equal to 12 months Base Salary and (ii) a payment equal to the bonus to which the Participant would have been entitled under the Corporation's annual incentive plan for the then current fiscal year, determined based on actual performance for the full performance period, and prorated based on the portion of the performance period that has elapsed prior to the date of termination, determined in accordance with the Corporation's administrative practices.

    b.     Method of Payment. The payment described in clause (i) of Section 5.a. shall be paid to the eligible Participant in a lump sum by check within 30 days after the effective date of the Participant's termination of employment, except to the extent payment is required to be delayed pursuant to Section 12, and provided that if such thirty-day period straddles two consecutive calendar years, payment shall be made in the second of such years. The payment described in clause (ii) of Section 5.a. shall be paid at the time the annual bonus would have been paid to the Participant had he or she remained employed through the last day of the applicable fiscal year.

    c.     Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

    d.     Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

6.     Severance Benefits Subsequent to a Change in Control. Any Participant whose employment with the Corporation is involuntarily terminated by the Corporation without Cause within 24 months following a Change in Control or whose employment is voluntarily terminated by the Participant for Good Reason within 24 months following a Change in Control shall be eligible for Severance Pay and Severance Benefits hereunder provided the Participant has returned a signed Release to the Committee within the time period requested by the Committee and has not revoked the Release within the time permitted under any applicable state and federal laws.

a.    Payment Amount. The amount of Severance Pay for which a Participant is eligible hereunder shall be a payment equal to 24 months Base Salary plus a sum equal to the greater of the Participant's target bonus for the year in which the termination takes place or the average of the bonuses received by the Participant pursuant to the Corporation's annual incentive plan or other similar bonus plan relating to the prior three fiscal years.

b.     Continued Benefits. The Corporation shall pay premiums on behalf of the Participant, for coverage substantially similar to that provided under the Corporation's health and life insurance plans, at the same cost to the Participant as was effective immediately prior to termination, and for so long as the Participant elects to continue such coverage up to a 24 month period.  To the extent that the Participant becomes covered under a health or life insurance plan maintained by a subsequent employer, the Participant shall cease to be covered under the same type of plan maintained by the Corporation.  The Participant shall notify the Corporation within 30 days after similar health or life benefits become available to the Participant from a subsequent employer.

c.    Accelerated Vesting of Equity and Long-Term Incentive Awards.

Any unvested stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other equity-based awards held by the Participant that are subject only to service and time based vesting conditions (and not performance-based vesting conditions) will vest as of the day immediately preceding the effective date of termination and, to the extent applicable, will become exercisable, and any restrictions or conditions on such equity-based awards shall immediately lapse and be deemed satisfied. Any stock options or stock appreciation rights held by the Participant shall remain exercisable until the earlier of 24 months after the date of termination or their original expiration date.

Upon the occurrence of a Change in Control, each Participant shall, with respect to all outstanding, unvested performance units and any other equity-based and long-term cash-based compensation awards subject to performance-based vesting criteria that are held by such Participant immediately prior to the Change in Control, be deemed to have satisfied any performance-based vesting criteria based on the Corporation's actual performance through the date of the Change in Control, and following the Change in Control any such awards shall continue to vest based upon the time or service-based vesting criteria, if any, to which the award is subject. If the Participant's employment terminates in accordance with the terms and conditions of this Section 6 after such Change in Control, such performance-based awards shall become immediately and fully vested, and shall be paid to the Participant not later than 30 days after the date of such termination.

Severance Benefits Subsequent to a Change in Control shall be in lieu of any Severance Benefits which accrue under Section 5 of this Policy.

    d.     Method of Payment. Severance Pay payable pursuant to this Section 6 shall be paid to an eligible Participant in a lump sum by check issued within 30 days after the effective date of the Participant's termination of employment, except to the extent payment is required to be delayed pursuant to Section 12, and provided that if such thirty-day period straddles two consecutive calendar years, payment shall be made in the second of such years.

    e.     Death of Participant. If a Participant dies after signing the release and prior to receiving Severance Pay to which he or she is entitled pursuant to the Policy, payment shall be made to the beneficiary designated by the Participant to the Corporation or, in the event of no designation of beneficiary, then to the estate of the deceased Participant.

    f.     Outplacement Benefit. The Corporation shall provide standard outplacement services at the expense of the Corporation, but not to exceed in total an amount equal to $5,000, from an outplacement firm selected by the Corporation. In order to receive outplacement services, the Participant must begin utilizing the services within 90 days of his or her date of termination.

7.     No Duplication of Benefits. This Policy supersedes any and all prior policies or practices in effect from time to time relating to severance, separation or termination pay for the Participant. The acceptance of any Severance Pay under this Policy shall constitute a waiver of any severance pay or other severance benefits the Participant would have been entitled to under any prior policies or practices, any employment or other agreement between the Corporation and the Participant, and under any other severance policy of the Corporation.

8.     Funding. The Policy shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Corporation for payment of any Severance Pay or Severance Benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Corporation by reason of the right to receive Severance Pay or Severance Benefits under the Policy and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Corporation with respect to any rights under the Policy.

9.     Taxation. All Severance Pay and Severance Benefits shall be subject to federal, state and local tax deductions and withholding for the same.

10.     Non-Exclusivity of Rights. The terms of the Policy shall not prevent or limit the right of a Participant to receive any base annual salary, pension or welfare benefit, perquisite, bonus or other payment provided by the Corporation to the Participant, except for such rights as the Participant may have specifically waived in writing. Amounts that are vested benefits or which the Participant is otherwise entitled to receive under any benefit policy or program provided by the Corporation shall be payable in accordance with the terms of such policy or program.

11.     Amendment and Termination. This Policy may be amended or terminated by the Committee acting in its sole discretion at any time; provided that during the 24-month period following a Change in Control, the Policy may not be amended or terminated in a manner that is adverse to any Participant without the written consent of such Participant. In addition, Participants may be added and deleted by the Committee acting in its sole discretion at any time. No such termination or amendment shall affect the rights of any individual who is then entitled to receive Severance Pay at the time of such amendment or termination. Severance Pay is not intended to be a vested right. The Chief Executive Officer shall have the right in his sole discretion to interpret the Policy and make all other determinations he or she deems necessary or advisable for the administration of the Policy.

12.    Compliance with IRC Section 409A.   The following provisions shall apply to this Policy with respect to Section 409A of the Code:

a. The Severance Pay and Severance Benefits are intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4) and shall be made not later than the last day of the applicable two and one-half month period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

b. If any provision of this Policy (or of any award of compensation, including equity compensation or benefits) would cause a Participant to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Corporation shall reform such provision to comply with Section 409A of the Code.

c. Notwithstanding any provision to the contrary in this Section 12, if a Participant is deemed on the date of his or her “separation from service” to be a “specified employee,” within the meaning of such terms under Section 409A of the Code, then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (A) the expiration of the six-month period measured from the date of the Participant's separation from service or (B) the date of the Participant's death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum, and any remaining payments and benefits due under this Policy shall be paid or provided in accordance with the normal payment dates specified for them herein.

13.    Parachute Payment Matters.

Notwithstanding any other provision of this Policy, if by reason of Section 280G of the Code any payment or benefit received or to be received by a Participant in connection with a Change in Control or the termination of the Participant's employment (whether payable pursuant to the terms of this Policy (“Policy Payments”) or any other plan, arrangements or agreement with the Corporation or an Affiliate (as defined below) (collectively with the Policy Payments, “Total Payments”)) would not be deductible (in whole or part) by the Corporation, an Affiliate or other person making such payment or providing such benefit, then the Policy Payments shall be reduced and, if Policy Payments are reduced to zero, other Total Payments shall be reduced (in the reverse order in which they are due to be paid) until no portion of the Total Payments is not deductible by reason of Section 280G of the Code, provided, however, that no such reduction shall be made unless the net after-tax benefit received by the Participant after such reduction would exceed the net after-tax benefit received by the Participant if no such reduction was made.  The foregoing determination and all determinations under this Section 13 shall be made by the Accountants (as defined below).  For purposes of this Section 13, “net after-tax benefit” shall mean (i) the Total Payments that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to such payments calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of the foregoing determinations, (a) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have effectively waived in writing prior to the date of payment of any Policy Payment shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of the Accountants does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (without regard to subsection (A)(ii) thereof); (c) the Policy Payments (and, thereafter, other Total Payments) shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code, in the opinion of the Accountants;  and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accountants in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of this Section 13, the term “Affiliate” means the Corporation's successors, any Person whose actions result in a Change in Control or any company affiliated (or which, as a result of the completion of the transactions causing a Change in Control shall become affiliated) with the Corporation within the meaning of Section 1504 of the Code and “Accountants” shall mean the Corporation's independent certified public accountants serving immediately prior to the Change in Control, unless the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, in which case the Corporation shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder).  For purposes of making the determinations and calculations required herein, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the Accountant's determinations must be made on the basis of  “substantial authority” (within the meaning of Section 6662 of the Code).  All fees and expenses of the Accountants shall be borne solely by the Corporation.
14.     Non-Assignability. Severance Benefits pursuant to the Policy shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by a Participant; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Corporation shall not be liable in any manner for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to any Severance Benefits under this Policy.

15.     Termination of Employment. Nothing in the Policy shall be deemed to entitle a Participant to continued employment with the Corporation, and the rights of the Corporation to terminate the employment of a Participant shall continue as though the Policy were not in effect.

16.     Confidential Information; Nonsolicitation.

a. As a condition of receiving Severance Pay, Participants shall agree to hold, in a fiduciary capacity for the benefit of the Corporation, all confidential information regarding the Corporation acquired by the Participant while employed by the Corporation. This confidential information may include, but is not limited to, information regarding the Corporation's business practices, trade secrets, policies, customer lists, contracts, financial and market data, marketing reports, pricing, business opportunities and other information of a confidential nature. In consideration of the Severance Benefits received by a Participant pursuant to this Policy, Participant shall agree and covenant that he or she (i) shall not use to the Corporation's detriment and (ii) shall not divulge, publicly or privately, any specified or other such confidential information regarding any aspect of the Corporation's business acquired during or as a result of his or her employment with the Corporation. Furthermore, to the extent that disclosure of any such information is controlled by statute, regulation or other law, Participant shall agree that he or she is bound by such laws and that this Policy does not operate as a waiver of any such non-disclosure requirement.

b. In further consideration of the Severance Benefits received by a Participant pursuant to this Policy, the Participant shall agree that (i) for a period of 12 months following the effective date of an involuntary termination of the Participant's employment without Cause, or (ii) for a period of 24 months following the effective date of an involuntarily termination of the Participant's employment without Cause within 24 months following a Change in Control or voluntary termination by the Participant for Good Reason within 24 months following a Change in Control, the Participant will not, either directly or indirectly, for the Participant or for any third party, except as otherwise agreed to in writing by the then Chief Executive Officer of the Corporation, solicit, induce, recruit, or cause any other person who is then employed by the Corporation to terminate his/her employment for the purpose of joining, associating, or becoming employed with any business or activity that is engaged in the casual dining restaurant industry, the family dining restaurant industry or any other segment of the restaurant industry in which the Corporation may become involved after the date hereof and prior to the date of any termination of employment. For purposes of this Policy, “casual dining restaurant industry” consists of “sit down table service” restaurants serving alcoholic beverages, with a per guest average guest check within the United States of under $20.00 (adjusted upward each year to recognize Corporation menu price increases). For purposes of this Policy, “family dining restaurant industry” consists of “sit down table service” restaurants, with a per guest average guest check within the United States of under $15.00 (adjusted upward each year to recognize Corporation menu price increases).

c. In the event of any breach of this Section 16, the Corporation shall be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.

17.    Arbitration. Any dispute or claim arising out of or relating to this Policy shall be settled by final and binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The fees and expenses of the arbitration panel shall be shared equally by the Participant and the Corporation. The prevailing party in any arbitration brought hereunder shall be entitled to an award of costs (including expenses and attorneys' fees) incurred in such arbitration.

18.     General Provisions.

a.	Governing Law. The terms of the Policy shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to its conflict of laws rules.

b.
Invalid Provisions.  If any provision of this Policy is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable and this Policy shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance here from.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Policy a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid or enforceable.

c.
Entire Agreement.  This Policy sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof and all agreements, acknowledgments, designations and directions of the Participant made or given under any Corporation policy statement or benefit program.  No terms, conditions, warranties, other than those contained herein, and no amendments or modifications hereto shall be binding unless made in writing and signed by the parties hereto.

d.
Binding Effect.  This Policy shall extend to and be binding upon and inure to the benefit to the parties hereto, their respective heirs, representatives, successors and assigns.  This Policy may not be assigned by the Participant, but may be assigned by the Corporation to any person or entity that succeeds to the ownership or operation of the business in which the Participant is primarily employed by the Corporation.

e.
Waiver.  The waiver by either party hereto of a breach of any term or provision of this Policy shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Policy.

f.	Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Policy.

g.	Counterparts. This Policy may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Corporation has caused this Policy to be executed in its name by its duly authorized officer as of the ___ day of ________, 2011.

DineEquity, Inc.

By: ___________________________
Name: Julia Stewart
Title: Chairman and Chief Executive Officer

DINEEQUITY, INC.
AMENDED AND RESTATED
EXECUTIVE SEVERANCE AND
CHANGE IN CONTROL POLICY

ACKNOWLEDGMENT

I hereby acknowledge that I have received and read the DineEquity, Inc. Executive Severance and Change in Control Policy as amended and restated on ____________, 2011. I further acknowledge and agree that the Policy supersedes and replaces any pre-existing employment agreement or other policy of DineEquity, Inc. or its affiliates which provides for similar benefits.

Name:                                Date
Title:

Exhibit A

DineEquity, Inc.

[Officers TBD]

IHOP Business Unit

[Officers TBD]

Applebee's Business Unit

[Officers TBD]

B-5
CH1 6337593v.3
B-1
CH1 6337593v.3
Exhibit B

General Release

1.General Release by Executive.    In consideration of the benefits provided under the DineEquity, Inc. Amended and Restated Executive Severance and Change in Control Policy between DineEquity, Inc., a Delaware corporation (the “Corporation”) and [INSERT EXECUTIVE NAME] ( “Executive”), and subject to Section 2 below, Executive hereby releases and discharges forever the Corporation, and each of its divisions, affiliates and subsidiaries, and each of their present and former directors, officers, employees, trustees, agents, attorneys, administrators, plans, plan administrators, insurers, parent corporations, subsidiaries, divisions, related and affiliated companies and entities, shareholders, members, representatives, predecessors, successors and assigns, and all persons acting by, through, under or in concert with them (hereinafter collectively referred to as the “Executive Released Parties”), from and against all liabilities, claims, demands, liens, causes of action, charges, suits, complaints, grievances, contracts, agreements, promises, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collectively referred to as “Claims”), of any form whatsoever, including, but not limited to, any claims in law, equity, contract, tort, or any claims under the California Labor Code, the California Civil Code, the California Business and Professions Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.), the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, or any other local ordinance or federal or state statute, regulation or constitution, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Executive or Executive's successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of: (a) Executive's employment relationship with the Corporation and/or any of the Executive Released Parties and the termination of that relationship; (b) Executive's relationship as a shareholder, optionholder or holder of any interest whatsoever in any of the Executive Released Parties; (c) Executive's relationship with any of the Executive Released Parties as a member of any boards of directors; and (d) any other type of relationship (business or otherwise) between Executive and any of the Executive Released Parties.
2.Exclusions from General Release.    Notwithstanding the generality of Section 1, Executive does not release the following claims and rights:

(a)	Executive's rights under this Agreement;

(b)	Executive's rights as a shareholder and option holder in the Corporation;

(c)	any claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(d)
claims to continued participation in certain of the Corporation's group benefit plans pursuant to the terms and conditions of the federal law known as COBRA or the comparable California law known as Cal-COBRA;

(e)	any rights vested prior to the date of Executive's termination of employment to benefits under any Corporation-sponsored retirement or welfare benefit plan;

(f)
Executive's rights, if any, to indemnity and/or advancement of expenses pursuant to applicable state law, the Corporation's articles, bylaws or other corporate governance documents, and/or to the protections of any director' and officers' liability policies of the Corporation or any of its affiliates; and

(g)	any other right that may not be released by private agreement.
(collectively, the “Executive Unreleased Claims”).

3.Rights Under the ADEA.    Without limiting the scope of the foregoing release of Claims in any way, Executive certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Executive has or may claim to have under ADEA. This release does not govern any rights or claims that might arise under the ADEA after the date this Agreement is signed by the parties. Executive acknowledges that: (a) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (b) he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement; (c) he has been provided a full and ample opportunity to review this Agreement, including a period of at least 21 days within which to consider it; (d) to the extent that Executive takes less than 21 days to consider this Agreement prior to execution, Executive acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (e) Executive is aware of his right to revoke this Agreement at any time within the seven-day period following the date on which he executes the Agreement and that the Agreement shall not become effective or enforceable until the calendar day immediately following the expiration of the seven-day revocation period (the “Effective Date”). Executive further understands that he shall relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it, and shall instead receive only such consideration as provided in his Employment Agreement. Notice of revocation must be made in writing and must be received by the Senior Vice President, Human Resources of the Corporation, no later than 5:00 p.m. (Pacific Time) on the seventh calendar day immediately following the date on which Executive executes this Agreement.
4.Unknown Claims.    It is further understood and agreed that Executive waives all rights under Section 1542 of the California Civil Code and/or any statute or common law principle of similar effect in any jurisdiction with respect to any Claims other than the Executive Unreleased Claims. Section 1542 reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Notwithstanding the provisions of Section 1542 or any statute or common law principle of similar effect in any jurisdiction, and for the purpose of implementing a full and complete release and discharge of all claims, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in Executive's favor at the time of execution hereof, and that the general release agreed upon contemplates the extinguishment of any such claims.
5.Covenant Not To Sue.    Executive represents and covenants that he has not filed, initiated or caused to be filed or initiated, any Claim, charge, suit, complaint, grievance, action or cause of action against the Corporation or any of the Executive Released Parties. Except to the extent that such waiver is precluded by law, Executive further promises and agrees that he will not file, initiate, or cause to be filed or initiated any Claim, charge, suit, complaint, grievance, action, or cause of action based upon, arising out of, or relating to any Claim, demand, or cause of action released herein, nor shall Executive participate, assist or cooperate in any Claim, charge, suit, complaint, grievance, action or proceeding regarding any of the Executive Released Parties, whether before a court or administrative agency or otherwise, unless required to do so by law. The parties acknowledge that this Agreement will not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that Executive acknowledges and agrees that any Claims by Executive, or brought on his behalf, for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.
6.No Assignment.    Executive represents and warrants that he has made no assignment or other transfer, and covenants that he will make no assignment or other transfer, of any interest in any Claim which he may have against the Executive Released Parties, or any of them.

7.Indemnification of Executive Released Parties.    Executive agrees to indemnify and hold harmless the Executive Released Parties, and each of them, against any loss, claim, demand, damage, expenses, or any other liability whatsoever, including reasonable attorneys' fees and costs resulting from: (a) any breach of this release by Executive or Executive's successors in interest; (b) any assignment or transfer, or attempted assignment or transfer, of any Claims released hereunder; or (c) any action or proceeding brought by Executive or Executive's successors in interest, or any other, if such action or proceeding arises out of, is based upon, or is related to any Claims, demands, or causes of action released herein; provided, however, that this indemnification provision shall not apply to any challenge by Executive of the release of claims under the ADEA, Title VII, or similar discrimination laws, and any right of the Release Parties to recover attorneys' fees and/or expenses for such breach shall be governed by applicable law. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by any of the Executive Released Parties under this indemnity.
8.Non-Disparagement by Executive.    Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, or other verbal or non-verbal communications that clearly communicate an affirmative or negative response to a question or statement, that are or could be harmful to or reflect negatively on any of the Executive Released Parties and/or their businesses, or that are otherwise disparaging of any of the Executive Released Parties and/or their businesses, or any of their past or present or future officers, directors, employees, advisors, or agents in their capacity as such, or any of their policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. For avoidance of doubt, statements by Executive, which Executive reasonably and in good faith believes to be accurate and truthful, made to the Corporation, or its subsidiaries, affiliates or representatives pursuant to Executive's obligations under Section 10 hereof shall not be deemed a violation of this Section 8.
9.Cooperation.    Executive agrees to cooperate fully with the Corporation and its subsidiaries and affiliates in transitioning his duties in response to reasonable requests for information about the business of the Corporation or its subsidiaries or affiliates or Executive's involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporation or its subsidiaries or affiliates which relate to event or occurrences that transpired while Executive was employed by the Corporation; and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Corporation. Executive's full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Corporation and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Corporation's request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by of the Corporation and/or its counsel to effectuate the foregoing. In requesting such services, the Corporation will consider other commitments that Executive may have at the time of the request, and Executive's availability and obligations under this Section shall in all instances reasonably be subject to Executive's other commitments. The Corporation agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive's performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Corporation, and the Corporation shall pay Executive $200.00 per hour for any services performed by Executive at the request of the Corporation pursuant to this Section 9.
10.Truthful Testimony; Notice of Request for Testimony.    Nothing in this Agreement is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. Executive shall notify the Corporation in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Corporation a reasonable opportunity to challenge the subpoena, court order or similar legal process. Moreover, nothing in this Agreement shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

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